Filed Pursuant to Rule 424(b)(3)

Registration No. 333-227912

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated December 18, 2018)

PARETEUM CORPORATION

12,971,528 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the Prospectus dated December 18, 2018 of Pareteum Corporation (the “Company”) relating to the resale by the selling stockholders of up to 12,971,528 shares of common stock of the Company.

This Prospectus Supplement No. 1 should be read in conjunction with the prospectus, as supplemented to date, and this Prospectus Supplement No. 1 is qualified by reference to the prospectus, as supplemented to date, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes the information contained in the prospectus.

SEE “RISK FACTORS” BEGINNING ON PAGE 12 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

This Prospectus Supplement No. 1 is being filed solely to correct a typographical error which appeared in the prospectus. The tabular description of the offering included on page 11 of the prospectus incorrectly stated the number of shares outstanding following the offering. The tabular description of the offering has been amended and restated as follows:

The Offering

Common stock outstanding:	97,852,911 shares as of January 2, 2019

Common stock offered herein:	12,971,528 shares

Common stock outstanding after the offering:	100,546,629 shares as of January 2, 2019 (1)

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We may receive proceeds upon the exercise of the Warrants and Placement Agent Warrants issued in the Transactions (to the extent the “cashless exercise” provision is not applicable or not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of the Warrants or Placement Agent Warrants will be exercised. See “Use of Proceeds.”

Quotation of common stock:	Our common stock is listed on Nasdaq under the symbol “TEUM.”

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1) Assumes the exercise of all warrants currently held by the selling stockholders listed herein.

Except as set forth above, the prospectus remains unchanged.

The prospectus, together with this Prospectus Supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended. All references in the prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended).”

The date of this Prospectus Supplement is January 3, 2019.